Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-229376, No. 333-209180, No. 333-179316 and No. 333-179315) of Post Holdings, Inc. of our report dated November 22, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
St. Louis, Missouri
November 22, 2019